Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and “Financial Highlights” and to the incorporation by reference of our report dated January 20, 2017 for Government Assets Portfolio and U.S. Government Portfolio (two of the portfolios constituting the Northern Institutional Funds) in the Registration Statement (Form N-14) of Northern Institutional Funds filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, IL

September 21, 2017